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                                                                    Exhibit 11


                   NUMBER NINE VISUAL TECHNOLOGY CORPORATION

     STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)(2)

                     (in thousands, except per share data)

                                                    Three months Ended
                                              March 30, 1996   April 1, 1995
                                              --------------   -------------
Historical
Common Stock Outstanding, beginning of the period       8,758           5,490
Weighted average cheap stock                                -             688
Weighted average redeemable common stock                    -             814
Weighted average number of common stock issued             74               -
Weighted average of common stock equivalents                -             510
Less:  assumed purchase of treasury  shares                 -             (17)
                                                       ------          ------
Weighted average number of common and
 common equivalent shares outstanding                   8,832           7,485
                                                       ======          ======

Net income (loss)                                      $ (570)         $  751
                                                       ======          ======

Net income (loss) per share                            $(0.06)          $0.10


     (1)  Primary and fully diluted calculation are substantially the same

     (2) In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuances of common stock and common stock equivalents, within the one year prior to the initial filing of the Company's registration statement, at share prices below the assumed mid-point of the initial public offering price of $11.00 per share, are considered to have been made in anticipation of the Company's public offering. Accordingly, these stock issuances are treated as if issued and outstanding, using the treasury stock method, since the inception of the Company.